Calculation of Filing Fee Table

SCHEDULE–14A

(Form Type)

MERIDIAN–BIOSCIENCE, INC.

(Exact name of registrant as specified in its charter)

Table 1 – Transaction Valuation

	Transaction Valuation	Fee Rate	Amount of Filing Fee

Fees to be Paid	$1,532,313,712 (1)(2)	0.0000927	$142,046 (2)

Fees Previously Paid	–		–

Total Transaction Valuation	$1,532,313,712

Total Fees Due for Filing			$142,046

Total Fees Previously Paid			–

Total Fee Offsets			–

Net Fee Due			$142,046

(1)

Aggregate number of securities to which transaction applies: As of August 5, 2022, the maximum number of shares of common stock to which this transaction applies is estimated to be 45,539,867, which consists of (a) 43,747,669 shares of common stock entitled to receive the per share merger consideration of $34.00; (b) 969,291 shares of common stock underlying stock options, which may be entitled to receive the per share merger consideration of $34.00 minus any applicable exercise price; (c) 717,588 shares of common stock underlying outstanding restricted stock units, which may be entitled to receive the per share merger consideration of $34.00; and (d) a maximum of 105,319 shares of common stock underlying outstanding restricted stock units subject to performance-based vesting conditions, which may be entitled to receive the per share merger consideration of $34.00 (assuming the shares are paid out at the target level of performance).

(2)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): Estimated solely for the purpose of calculating the filing fee, as of August 5, 2022, the underlying value of the transaction was calculated based on the sum of (a) the product of 43,747,669 shares of common stock and the per share merger consideration of $34.00; (b) the product of 969,291 shares of common stock underlying stock options and $17.45 (which is the difference between the per share merger consideration of $34.00 and the weighted-average exercise price of $16.55); (c) the product of 717,588 shares of common stock underlying outstanding restricted stock units and the per share merger consideration of $34.00; and (d) the product of 105,319 shares of common stock underlying outstanding restricted stock units subject to performance-based vesting conditions and the per share merger consideration of $34.00 (assuming the shares are paid out at the target level of performance). In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying the sum calculated in the preceding sentence by .0000927.